Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 and related prospectus of Bridge Capital Holdings for the registration of a 3,508,771 shares of common stock, and to the incorporation by reference therein of our report dated March 7, 2011, with respect to the consolidated financial statements of Bridge Capital Holdings, and the effectiveness of internal control over financial reporting of Bridge Capital Holdings, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
May 19, 2011